EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 8, 2021 with respect to the statement of condition including the related portfolio of Select 10 Industrial Portfolio 2021-5 (included in Invesco Unit Trusts, Series 2156) as of September 8, 2021 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-257836) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
September 8, 2021